Exhibit 10.1

June 14, 2026

Takis Georgakopoulos

Sent Via Email

Dear Takis:

On behalf of the Board of Directors of Fiserv, Inc. (“Fiserv”), I am pleased to offer you the role of Chief Executive Officer. As Chief Executive Officer you will remain a member of the Management Committee and will report directly to the Fiserv Board of Directors (the “Board”).

Annual Compensation Package. Your total annual compensation opportunity will be $22,500,000 and will be provided in the following components:

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Annual Base Salary: Your annual base salary for 2026 will be $1,300,000, which is $50,000 per pay period, which will be subject to review by the Talent and Compensation Committee of the Board (the “Committee”) on an annual basis and which may be increased from time to time, but shall not be decreased.

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Incentive Compensation Opportunity: Fiserv’s incentive compensation opportunity is paid as a mix of cash compensation and equity awards. You will be eligible to receive annual incentive compensation including annual cash incentives and annual grants of equity awards under Fiserv’s Amended and Restated 2007 Omnibus Incentive Plan or any successor plan thereto (the “Plan”) as approved by the Board (or the Committee) from time to time.

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Your target annual cash incentive compensation opportunity will be 200% of your then-current base salary, or $2,600,000 based on a base salary of $1,300,000. The cash component of your incentive compensation opportunity will be determined annually consistent with other members of the Management Committee and will range from 0% to 200% of the target opportunity based on company and individual performance.

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Your annual equity incentive compensation opportunity will be $18,600,000, which for awards granted in 2027, will be delivered as 60% Performance Share Units (“PSUs”) and 40% Restricted Stock Units (“RSUs”). Subject to your continued employment, the terms of the applicable incentive compensation plan(s), and acknowledgment of the equity award agreements, the RSUs will vest 33% on the first three anniversaries of the grant date and the PSUs will cliff vest after three years based upon certification of achievement of the PSU performance goals and contain substantially the same terms as the PSU awards granted to the other members of the Management Committee. For annual equity awards granted in 2028 and future years, the amount, structure, and form of any incentive compensation opportunity will be subject to all terms and conditions of the applicable incentive compensation plan(s) and equity award agreements and will be determined by Fiserv in its sole discretion, which includes the right to provide a different equity award mix or different terms and conditions than those described above. The incentive compensation opportunity depends on achievement of corporate objectives as determined by the Board in its discretion, and further adjusted to reflect individual performance. Finally, to the extent permitted by law, all equity award agreements will contain post-employment obligations including non-disclosure, non-compete, and non-solicitation (of employees and clients) obligations provided that such postemployment obligations will be no more restrictive to you than as currently provided under Fiserv’s current equity award forms applicable to executives.

Equity Award. On June 15, 2026, in recognition of your promotion to Chief Executive Officer, you will receive equity awards with a total grant date value of $6,000,000, delivered 60% in the form of PSUs ($3,600,000) and 40% in the form of RSUs ($2,400,000). The PSUs and RSUs comprising this award will be in the same form and contain the same terms as those Fiserv equity awards granted to you and other members of the Management Committee on February 18, 2026, provided that such RSUs shall vest as to 33% of the award on each of the first three anniversaries of the grant date.

Executive Severance Policy. Your entitlement to severance benefits will continue to be governed by the Fiserv, Inc. Executive Severance and Change of Control Policy (as modified by the terms of this letter, the “Executive Severance Policy”), provided that your cash severance benefit under the Executive Severance Policy will be 2.0 times your then-current annual base salary and target cash incentive, instead of 1.5 times.

Miscellaneous. This letter shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. This letter incorporates the complete understanding and agreement between you and Fiserv with respect to the matters addressed herein and supersedes any and all other prior or contemporaneous agreements, written or oral, between you and Fiserv with respect to such matters.

Fiserv and its subsidiaries shall be entitled to withhold from any amounts payable under this letter such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation. It is intended that this letter and any amounts payable (whether in cash or property) hereunder, shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (the “Code”) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A of the Code, and the provisions herein will be interpreted and construed in accordance with such intent.

This letter does not and will not be construed as a guarantee of continued employment of you by the Fiserv or any of its subsidiaries for any period of time.

The headings of the sections in this letter are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision herein. This letter may be executed in two or more counterparts (including by means of e-mail in .pdf format or generally recognized e-signature technology, such as DocuSign), each of which will be deemed an original of the party executing the same and all of which together will constitute one and the same instrument.

The rights and obligations of Fiserv under this letter will be binding upon its successors and assigns and may be assigned by Fiserv to its successors in interest. The rights and obligations of you under this letter will be binding upon your heirs, legatees, personal representatives, executors or administrators. This letter may not be assigned by you, but any amount owed to you upon your death will inure to the benefit of your heirs, legatees, personal representatives, executors, or administrators.

Takis, we thank you for the service you have rendered thus far and look forward to having you lead the team that will deliver superior value for our clients, shareholders and employees.

Sincerely yours,

/s/ Gordon Nixon

Gordon Nixon

Chairman of the Board of Directors

Acknowledged and Accepted:

/s/ Takis Georgakopoulos	June 14, 2026
Takis Georgakopoulos	Date